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As Filed with the Securities and Exchange Commission on December 18, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

APEX MORTGAGE CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State of Incorporation)	865 South Figueroa Street Los Angeles, California 90017 (213) 244-0440 (Address of Principal Executive Offices)	95-4650863 (I.R.S. Employer Identification Number)

Amended and Restated 1997 Stock Option Plan
(Full Title of Plan)

Philip A. Barach Chief Executive Officer Apex Mortgage Capital, Inc. 865 South Figueroa Street Los Angeles, California 90017 (213) 244-0440	copy to: Peter T. Healy, Esq. O'Melveny & Myers LLP 275 Battery Street, Suite 2600 San Francisco, California 94111 (415) 984-8833
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $0.01 per share, issuable under the 1997 Stock Option Plan(4)	1,000,000	$11,300,000	$2,701

(1)
This registration statement covers, in addition to the number of shares of common stock stated above, options and other rights to purchase or acquire the shares of common stock covered by this registration statement. Pursuant to Rule 416(c) under the Securities Act of 1933, or the Securities Act, an additional indeterminate number of shares, options and rights, which by reason of certain events specified in our Amended and Restated 1997 Stock Option Plan, or the Plan, may become subject to the Plan.

(2)
Pursuant to Rule 457(h), the maximum aggregate offering price was calculated based upon (i) with respect to options the exercise prices of which are known, the aggregate exercise price of all such options, and (ii) with respect to options the exercise prices of which are not known, the average of the high ($11.30) and low ($11.18) prices of our common stock on December 13, 2001, which is a date within five business days prior to the filing of this registration statement, as reported on the American Stock Exchange.

(3)
Calculated pursuant to Section 6(b)(2) of the Securities Act.

(4)
This Registration Statement also relates to the Rights to purchase shares of our Series A Junior Participating Preferred Stock, which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, July 30, 1999, pursuant to the terms of our Shareholder Rights Agreement, dated July 19, 1999. Until the occurrence of events described in the Shareholder Rights Agreement, the Rights are not exercisable, are evidenced by the common stock certificates and will be transferred with and only with such common stock.

The Exhibit Index for this Registration Statement is at page 7.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to optionees as specified by Rule 428(b)(1) of the Securities Act. These documents need not be filed with the Securities and Exchange Commission, the SEC, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II of this registration statement), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

    We have filed with the SEC and hereby incorporate by reference into this registration statement the following documents:

  (a)
  our Annual Report on Form 10-K for the year ended December 31, 2000 as filed on April 2, 2001 (including the portions of the our definitive Proxy Statement, as amended, incorporated therein by reference);

  (b)
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as filed on May 15, 2001, August 13, 2001 and November 13, 2001, respectively;

  (c)
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 21, 1997, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description; and

  (d)
  the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on July 27, 1999, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description.

    All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will automatically be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of the respective document (except that each time we file a new annual report on Form 10-K, any Forms 10-K, 10-Q and 8-K filed prior to the new annual report will no longer be incorporated by reference in this registration statement). Any statement contained in this registration statement or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in those documents modifies or supersedes that statement. Any statements modified or superceded in this way will no longer be a part of this registration statement except as so modified or superceded.

    We will provide without charge to each person to whom this registration statement is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this registration statement (other than the exhibits to those documents). Requests for these documents should be directed to Ms. Racheal Perry, Apex Mortgage Capital, Inc., 865 South Figueroa Street, 21st Floor, Los Angeles, California 90017, telephone: (213) 244-0440.

Item 4. Description of Securities

    Our common stock and related preferred stock purchase rights are registered pursuant to Section 12 of the Exchange Act. As a result, we have omitted the description of our securities.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers

    Section 2-418 of the Maryland General Corporation Law permits us to indemnify, subject to the exceptions set forth therein, any of our directors or officers who is made a party to any proceeding by reason of service in that capacity, or who is or was, serving as such with respect to another entity at our request. The Maryland General Corporation Law also provides that we may purchase insurance on behalf of our directors, officers, employees or agents.

    Our charter and bylaws require us to provide for indemnification of our officers and directors substantially identical in scope to that permitted under Section 2-418 of the Maryland General Corporation Law. Our bylaws also provide that we must pay the expenses of our officers and directors (acting in their capacity as such) incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of appropriate jurisdiction that the officer or director is not entitled to be indemnified by us.

    We have agreed to indemnify our directors and officers to the fullest extent permitted by applicable provisions of the Maryland General Corporation Law, provided that we approve any settlement of a third party action against a director or officer, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the Exchange Act and similar laws.

    Our charter limits the liability of our directors and officers for money damages to our company and our stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except

  •
  to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

  •
  if a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders' ability to obtain other relief, such as an injunction or rescission.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

    The exhibits listed in the Exhibit Index on page 7 are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

    (2)
    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)
    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

    (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*  *  *

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Apex Mortgage Capital, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 13, 2001.

APEX MORTGAGE CAPITAL, INC.

By:	/s/ PHILIP A. BARACH Philip A. Barach President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Each of our undersigned officers and directors hereby constitutes and appoints Philip A. Barach and David S. DeVito, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the initial filing of our registration statement on Form S-8 any and all amendments thereto, including post-effective amendments, to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ PHILIP A. BARACH Philip A. Barach	President, Chief Executive Officer and Director	December 13, 2001
Jeffrey E. Gundlach	Chief Investment Officer and Vice Chairman of the Board of Directors	December 13, 2001
/s/ DAVID S. DEVITO David S. DeVito	Interim Chief Financial Officer and Controller	December 13, 2001
/s/ MARC I. STERN Marc I. Stern	Chairman of the Board of Directors	December 13, 2001
/s/ PETER G. ALLEN Peter G. Allen	Director	December 13, 2001
/s/ JOHN C. ARGUE John C. Argue	Director	December 13, 2001
/s/ JOHN A. GAVIN John A. Gavin	Director	December 13, 2001
Carl C. Gregory, III	Director	December 13, 2001

EXHIBIT INDEX

Exhibit Number		Description
4.1		Articles of Amendment and Restatement of the Company, as filed with the State Department of Assessments and Taxation of Maryland on November 25, 1997 (previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-11, Commission File No. 333-36069, Amendment No. 3, filed November 21, 1997 and incorporated herein by reference).
4.2
Articles Supplementary relating to the Company's Series A Junior Participating Preferred Stock, as filed with the State Department of Assessments and Taxation of the State of Maryland on July 26, 1999 (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, dated June 30, 1999 and filed July 27, 1999, and incorporated herein by reference).
4.3
Amended and Restated Bylaws of the Company as currently in effect (previously filed as Exhibit 4.4 to the Company's Registration Statement on Form S-2, Commission File No. 333-73448, Amendment No. 1, filed November 27, 2001 and incorporated herein by reference).
4.4		Form of Common Stock Certificate (previously filed as Exhibit 4.3 to our Current Report on Form 8-K, dated June 30, 1999 and filed July 27, 1999, and incorporated herein by reference).
4.5
Shareholder Rights Agreement between the Company and The Bank of New York, as Rights Agent (including as Exhibit B the form of Rights Certificate) (previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated June 30, 1999 and filed July 27, 1999, and incorporated herein by reference).
4.6	*	Amended and Restated 1997 Stock Option Plan (as most recently amended on December 13, 2001).
5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (opinion regarding legality).
23.1	*	Consent of Independent Accountants.
23.2		Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
24.1		Powers of Attorney (included under the caption "Signatures").

*
Items marked with an asterisk are included in this filing.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX